UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 23, 2013

AMERICAN STATES WATER COMPANY

(Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-Registrant’s Business and Operations

Item 1.01.                                  Entry into a Material Definitive Agreement

On May 23, 2013, American States Water Company (the “Company”) entered into a Fourth Amendment to the Amended and Restated Credit Agreement dated as of June 3, 2005 among American States Water Company, as Borrower, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent.  The provisions of the Fourth Amendment are described in Item 2.03.  The Amended and Restated Credit Agreement, as amended, is attached hereto as Exhibit 10.1.

Item 2.03.                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 23, 2013, the Company entered into a Fourth Amendment to the Amended and Restated Credit Agreement in order to extend the maturity of its revolving credit facility from May 27, 2013 to May 23, 2018, reduce the amount of interest and fees paid by the Company, change the amount of the commitments of each of the lenders so that Wells Fargo Bank becomes the sole lender, clarify certain provisions in the Agreement, and update certain of the representations and covenants in the Agreement.  The aggregate commitment of the lenders under this facility is unchanged at $100,000,000.  The Company may, under the terms of the Fourth Amendment, elect to increase the aggregate commitment by up to an additional $50,000,000.

Section 9- Financial Statements and Exhibits

Item 9.01.                             Financial Statements and Exhibits

The following document is filed as an Exhibit to this report:

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement dated as of June 3, 2005 among American States Water Company, as Borrower, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY

Date: May 28, 2013	/s/ Eva G. Tang
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer